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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          ENVIRODYNE INDUSTRIES, INC.
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                (Name of Registrant as Specified in its Charter)

                               ZAPATA CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                              [Zapata Letterhead]


May 14, 1997



VIA FACSIMILE (630-571-0959)

Mr. F. Edward Gustafson
Chairman of the Board, Chief Executive Officer and President
Envirodyne Industries, Inc.
701 Harger Road, Suite 190
Oak Brook, Illinois 60521

Dear Mr. Gustafson:

On several occasions, you have invited a proposal from Zapata Corporation to acquire Envirodyne Industries, Inc. In that connection, our Board has authorized me to propose a business combination between our companies and to express a desire that we work together to accomplish this transaction on an amicable basis.

Our proposal is for a negotiated merger transaction in which the stockholders of Envirodyne other than Zapata would receive as consideration for each of their Envirodyne shares $8 per share, consisting of $4 in cash and $4 in Zapata common stock. The precise exchange ratio of Zapata stock to Envirodyne stock would be based on negotiations between us. The $8 per share price represents a premium of approximately 32% over yesterday's closing price of Envirodyne common stock.

The merger would be conditioned on satisfactory refinancing of Envirodyne's debt. Zapata will undertake to renegotiate and/or obtain commitments to refinance that debt prior to the mailing of the joint proxy statement/prospectus to Envirodyne's stockholders. We expect that meetings of our respective stockholders to consider this transaction could be held as early as August 1997.

This proposal is subject to negotiation and execution of appropriate definitive agreements containing customary and mutually acceptable representations, warranties, terms and conditions. Because we would have serious concerns if Zapata, as holder of over 40% of Envirodyne's common stock, did not have representation on the board, our proposal is also conditioned on our slate of nominees being elected at Envirodyne's annual meeting later this week. Of course, as we stated in our proxy material, the merger agreement would have to be approved by a committee of Envirodyne's board of directors consisting entirely of persons not representatives of, or otherwise affiliated with, Zapata. The Envirodyne board approval would also need to encompass redemption of the rights issued under Envirodyne's stockholder rights plan. We would expect the senior management of Envirodyne to stay with the combined enterprise under mutually satisfactory employment arrangements.






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We are prepared to work with you and your representatives to discuss all aspects of our merger proposal and to answer any questions which you might have.

Sincerely,

/s/ AVRAM A. GLAZER

Avram A. Glazer




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